FOR IMMEDIATE RELEASE

CORE LAB REPORTS Q1 2016 RESULTS:

•	EPS OF $0.37, EX-FX

•	FCF AT $43.2 MILLION - SHARE COUNT AT 42.5 MILLION

•	FCF/REVENUE CONVERSION RATE HIGHEST IN OILFIELD SERVICES

•	COMPANY POSTS OILFIELD SERVICES-LEADING ROIC

•	COMPANY PAYS $23.3 MILLION IN DIVIDENDS, LOWERS DEBT BY $24.8 MILLION

•	CORE PROJECTS Q2 2016 BOTTOM OF "V-SHAPED" RECOVERY

AMSTERDAM (20 April 2016) - Core Laboratories N.V. (NYSE: "CLB US") (Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported first quarter 2016 earnings per diluted share (“EPS”) of $0.37, excluding foreign currency translations (“ex-fx”). First quarter 2016 net income, ex-fx, was $15,700,000, and revenue was $153,600,000, down sequentially 16% from fourth quarter 2015 levels, as North America rig count decreased over 35%, resulting in global rig count falling by 21%, during the quarter. The Company believes that global spending will fall 27% in 2016. Operating income, ex-fx, was $23,700,000, yielding operating margins, ex-fx, of over 15%. In accordance with generally accepted accounting principles (“GAAP”), which included all charges for foreign exchange, first quarter 2016 EPS was $0.35; net income was $15,100,000; operating income was $22,900,000; and operating margins were 15%.

Free cash flow (“FCF”), defined as cash from operations less capital expenditures, for the first quarter of 2016 exceeded $43,000,000, while the diluted share count totaled 42,520,000 shares. During the quarter, Core converted over 28% of every revenue dollar into FCF, the highest for all major oilfield service companies. Core’s ability to generate free cash in the current oilfield environment is unmatched in the oilfield services industry and gives the Company an unrivaled ability to capitalize on a variety of potentially significant business opportunities. The Company used the FCF to pay its $23,300,000 quarterly dividend and to reduce outstanding debt by $24,800,000.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group.

The Company continues to anticipate a “V-shaped” worldwide commodity recovery in 2016, with upticks expected to start in the third quarter. Global demand for hydrocarbon-based energy continues to improve, while worldwide crude oil supply peaked in the second half of 2015 beginning a decline that Core believes will continue through all of 2016 and 2017. The Company has observed that U.S. onshore oil production peaked in March 2015 and has fallen since then by over 600,000 barrels of oil per day (“BOPD”), some of which was offset by new additions to production in the Gulf of Mexico (“GOM”) as a result of eight deepwater legacy-field developments coming on-line in 2015. This new production, from deepwater fields that includes Anadarko’s Lucius and Heidelberg and Shell’s Stones, offset significant declines in existing GOM fields.

At current U.S. activity levels, Core predicts 2016 U.S. onshore oil production will fall approximately 1,100,000 BOPD, somewhat offset by GOM gains of approximately 200,000 BOPD, yielding a U.S. net decline of 900,000 BOPD and net decline curve rate of 10.1%. Based on currently available worldwide crude oil production data, coupled with internal Core Lab data, Core has increased its estimate of the net worldwide annual crude oil production decline rate to 3.3%, as supported by recent International Energy Agency ("IEA") reports that worldwide crude oil production fell 300,000 BOPD in March from February 2016 levels. March was the third consecutive month of global oil production decreases.

The increase in the net worldwide decline rate is predicated on sharper decline curve rates for tight-oil reservoirs and the significant decline in maintenance capital expenditures for the existing crude oil production base. This, coupled with the continuing decline in global production and the continuing increase in global energy consumption, should create a tight crude oil supply market for the second half of 2016, and that should lead to increased crude prices and industry activity levels worldwide.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, which focus primarily on international markets and an increasing number of reservoir fluid phase-behavior and crude-oil-characterization projects, reported first quarter 2016 revenue of $101,500,000. Operating income was $18,700,000 and operating margins were over 18%, both ex-fx. Operating income and margins reported in accordance with GAAP were $18,200,000 and 18%, respectively. First quarter 2016 Reservoir Description revenue was down less than 12% sequentially from fourth quarter 2015 totals, and operating margins of over 18% were superior to those of international oilfield service companies. By comparison, the global rig count fell by 21%. The relative outperformance of Reservoir Description operations, when compared with declines in worldwide activity levels and other oilfield service companies’ results, was underpinned by Core’s differentiated technological superiority of service offerings, especially for projects in the deepwater GOM, Russia, the Middle East, and Asia-Pacific regions and South America.

Reservoir Description operating results exhibited similar relative strength during the 2009 downturn, indicating the mission-critical nature and value of the cutting-edge technologies delivered by Core when compared with lower-technology, commodity-related offerings, such as pressure pumping, seismic, wireline, drilling, and exploration-related services.

In the deepwater GOM, Core continues to exclusively offer reservoir fluid, phase-behavior studies at ultra-high temperatures to 390 degrees Fahrenheit (200 degrees Centigrade) and at ultra-high pressures to 29,000 pounds per square inch (2,000 bar) in a full-visual-cell configuration. These deepwater phase-behavior studies are primarily being conducted on fields that are currently producing, requiring no new deepwater drilling or field developments. The data sets are utilized to maximize daily crude oil production and, more importantly, to maximize ultimate hydrocarbon recovery rates from challenging ultra-deepwater reservoirs that have temperature and pressure regimes similar to those in Lower Tertiary fields in the GOM.

Core’s leading-edge technologies in extreme temperature and pressure environments are also being employed by the European Space Agency ("ESA") and Total, one of Core's largest European clients, for experiments -- which can only be conducted in the weightlessness of outer space -- to study the Soret coefficient of small-versus-large hydrocarbon molecule movement in crude oils.

Internationally, Core Lab continues to innovate and to evolve technologies related to the characterization of crude oil and its derived products. In Russia, Core continues to improve its thermal imaging (“T∙VISION™”) technology that expedites the efficiency of loading crude oil into tank cars for transport. First, the crude is fractionated and distilled to determine its quality and value. T∙VISION thermal imaging is then used to accurately measure the quantity of crude loaded into each car. The Company has updated its computer-based dashboard (“liveQ™”) display using HTML5 technology that, when coupled with T∙VISION technology, can be accessed by customers via laptop or mobile devices. The liveQ service allows terminal operators to receive real-time crude-oil-characterization data sets for valuation of product and blending mixtures. The real-time data updates enable more efficient and profitable management of crude oil and products, while optimizing delivery operations to pipelines, tankers, and rail cars.

In the Middle East, Core continues to work on a number of field projects to maintain current production levels while boosting estimated ultimate recovery rates. One client continues to evaluate the potential of several shale horizons for increasing natural gas production. In Asia-Pacific, several large-field enhanced oil recovery (“EOR”) projects continued in Australia, India, Indonesia and Malaysia.

An international oil company continued an extensive coring and fluids program to evaluate reservoir properties on a potential giant oil field discovery offshore South America. Core Lab has been working with this client since the inception of the analytical program and the measurements will be used to define rock properties, determine reservoir fluid saturations and measure flow properties of these reservoirs. These data sets will form the foundation for calculating hydrocarbon volume in place and the production potential of the various reservoir zones. Core's geological staff is helping the operator understand detailed rock properties, reservoir heterogeneities, depositional environments, and consequently, the morphology of the reservoir complex. As future development wells are planned, and reservoir core and fluids samples are acquired, this program should expand over the next several years. As the lab analytical program proceeds, Core will conduct testing at reservoir temperature and pressure conditions that will provide the physical basis for modeling reservoir performance and be used to calibrate downhole logs.

As previously reported, Core Laboratories currently has essentially zero exposure to the Venezuelan market as the Company ceased operations in its Maracaibo and satellite facilities over two years ago based on our internal risk assessment of the Venezuelan market. The high potential that future receivable payments would be in doubt caused Core to close operations in 2013 after 60 plus years of profitable operations in Venezuela.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional reservoirs and complex deepwater completions and stimulations, reported first quarter 2016 revenue of $44,100,000 falling 22% sequentially from fourth quarter 2015 levels. By comparison, the first quarter 2016 North America rig count fell over 35% on a sequential basis. Operating income was $4,500,000, ex-fx, $4,100,000 reported on a GAAP basis, with operating margins of 10%, ex-fx, and over 9% GAAP reported. These results were relatively strong when compared with the falling U.S. rig count and results from the North American operations of other oilfield service companies. Aggressive expense control actions taken early in the quarter limited sequential quarterly decremental margins to 23%.

During the quarter, Core’s Production Enhancement operations utilized its SPECTRASTIM™ tracer technology, in combination with Core’s SPECTRASCAN® and PACKSCAN® patented washpipe-conveyed diagnostic technologies, to maximize completion and hydraulic fracture programs for a Lower Tertiary well in the deepwater GOM. Core traced and logged a complex single-trip, multi-zone completion and stimulation procedure in lenticular Wilcox sandstone reservoirs. The data indicated that one of the four stages exhibited incomplete frac height coverage, which would have resulted in lower daily crude oil production and less-than-optimal estimated ultimate recovery of hydrocarbons from the reservoir complex. The operator applied Core’s data sets to remediate and maximize Wilcox completion and stimulation programs, thereby significantly increasing the net present value of the well and the ROIC for their entire Wilcox development. Core is currently in discussions with several operators in the Lower Tertiary trend to implement similar strategies using proprietary Core Lab technologies to maximize completion efficiencies and returns on future Wilcox completion and stimulation programs.

As operators continue to optimize their wellsite efficiency and reservoir production, Core Laboratories’ KODIAK Enhanced Perforating System™ and HERO® line of perforating charges have been used increasingly in North American shale plays.  These Production Enhancement technologies have been successfully used by operators to increase production by as much as 15%. In the last 12 months, the PerFRAC-HERO™ system has received significant market acceptance, with a 23% increase in utilization, even while the North American rig count has fallen 57%.

During the first quarter, Core Lab conducted testing utilizing its cutting-edge computerized tomography scanning facilities to evaluate the HERO charge performance against other perforating technologies. The testing was conducted under simulated reservoir conditions and revealed that the HERO patented technology achieved 15% to 40% deeper penetration compared with competitive charges, and it left significantly less debris, resulting in larger tunnel volume. The combination of deeper penetration, minimal debris, and larger tunnel volume increases frac flow efficiency with lower breakdown pressures and fewer screen-outs. That gives operators lower stimulation costs and higher production rates.

Core Lab’s Production Enhancement team continues to provide “Fit-For-Use” testing and solutions for the decommissioning of older wells in the North Sea. This testing helps clients determine if a product is fit-for-use in a particular well scenario by evaluating its behavior or performance prior to running it downhole.

Since last year’s industry acceptance of the PAC™ (Plug & Abandonment - Circulation) perforating system, Core Lab has provided more than 50,000 perforating charges to facilitate the effective cleanout of the cement between strings of production casing. The PAC system is capable of producing 0° to 360° coverage of the primary string with optimal hole diameters for effective cement flow and a more homogeneous cement plug.

Effective cleanout enables an operator to fully cement and isolate the non-producing formation so that the well can be abandoned in accordance with regulatory requirements. The PAC perforating system is replacing conventional section milling because of the cost savings realized when an abandonment operation is completed with fewer days of rig time -- a significant customer benefit given the $500,000/day rig rates in the North Sea.

Reservoir Management

Reservoir Management operations posted first quarter 2016 revenue of $8,000,000 with operating income of $500,000 and operating margins of 7%, ex-fx, and $500,000 and over 6%, respectively, GAAP reported. All results were sequentially lower than levels reported for fourth quarter 2015 as the highly discretionary nature of participating in Core’s joint-industry projects delayed spending commitments by oil companies.

During the quarter, Reservoir Management did complete the largest proprietary project ever awarded to the Company. Core was tasked with generating numerous petrophysical data sets and integrating all data from regional well performance into one database that is now digitally available through cloud computing sites hosted within Core’s RAPID™/Spotfire™ systems. The ultimate objective of the “big data” study was to evaluate conventional and unconventional hydrocarbon opportunities in the Wolfcamp and related sequences in the southern Delaware Basin for one of the most technologically sophisticated and successful operating companies in the Permian Basin.

Core Lab is also developing new services that apply unique proprietary technologies, coupled with new geological databases, to enhance the effectiveness and efficiency of well completions. The trend in the industry is to control costs through better planning and to customize well completion programs. Strong geological models are required to optimize completions. When such a model is integrated with data from well diagnostics, routine and advanced rock and reservoir fluid properties analyses, downhole monitoring, perforation planning, and hydraulic fracture modeling, the return on the operator’s investment can be vastly increased.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the first quarter of 2016, Core generated $46,000,000 of cash from operating activities and had capital expenditures of $3,000,000, yielding $43,000,000 in FCF. Core converted over 28% of every revenue dollar into FCF, the highest for all major oilfield service companies. Moreover, for the quarter, FCF was almost triple net income, demonstrating Core’s continued focus on managing its working capital and items it can control in a down marketplace. The Company's FCF was used to pay $23,300,000 in cash dividends and to pay down outstanding debt by $24,800,000.

On 11 January 2016, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 19 February 2016 to shareholders of record on 22 January 2016. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 14 April 2016, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the second quarter of 2016. The quarterly cash dividend will be payable 24 May 2016 to shareholders of record on 4 May 2016. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs in the highest ROIC decile of its Comp Group. According to the latest financial information from Bloomberg, Core's ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of Core's peer companies failed to post ROIC that exceeded their weighted average cost of capital, thereby eroding capital and shareholder value by significantly overpaying for acquisitions for perceived revenue growth or over-investing in low-tech low-return service offerings. Core will update its ROIC compared with the oilfield services sector for the first quarter of 2016 in its second quarter 2016 earnings release.

Industry Outlook and Second Quarter 2016 Revenue and EPS Guidance

The balancing of worldwide crude oil markets continues, as evidenced by the continued sharp decline in U.S. onshore oil production beginning the second half of 2015. Further, the IEA estimated that worldwide demand increased in 2015 by 1,800,000 BOPD and will increase an additional 1,200,000 BOPD in 2016 in response to low commodity prices. Core believes tighter crude markets will prevail in the second half of 2016, which, in turn, will lead to higher energy prices and subsequent increased demand for Core's unique technology-related services and products.

At current U.S. activity levels, Core predicts 2016 U.S. onshore oil production will fall approximately 1,100,000 BOPD, offset somewhat by GOM gains of approximately 200,000 BOPD, yielding a U.S. net decline of 900,000 BOPD and net decline curve rate of 10.1%. Declines in U.S. onshore oil production will be led by tight-oil plays in the Eagle Ford, Bakken, and Niobrara and will be slightly offset with limited gains from the Permian basin. Based on currently available worldwide crude oil production data, coupled with internal Core Lab data, Core has increased its estimate of the net worldwide annual crude oil production decline rate to 3.3%, led by decreases in the U.S., Mexico, Colombia, Brazil, Angola, and Russia, among others. The IEA recently announced worldwide oil production fell by 300,000 BOPD in March from February 2016 levels, the third consecutive month of global oil production decreases.

The increase in the net worldwide decline rate is predicated on sharper decline curve rates for tight-oil reservoirs and the significant decline in maintenance capital expenditures for the existing crude oil production base. This continuing decline in global production and the continuing increase in global energy consumption should create a tight crude oil supply market for the second half of 2016, which should lead first to increased crude prices and then to higher industry activity levels worldwide.

Based on typical seasonality, Core projects second quarter results will decrease slightly on a sequential basis from first quarter, with revenue ranging from approximately $145,000,000 to $150,000,000 yielding operating margins of approximately 14%. Core's effective tax rate is expected to be approximately 14% in the second quarter as a result of lower profitability in higher tax rate jurisdictions. Second quarter EPS is expected to be in the $0.34 to $0.36 range with FCF exceeding net income for the eighth consecutive quarter. On an equivalent currency basis, Core expects third quarter 2016 revenue and operating income and margins to increase from second quarter 2016 levels. Therefore, Core’s second quarter 2016 results should mark the bottom of our anticipated “V-shaped” worldwide commodity recovery that should lead to increased crude oil prices followed by increased industry activity levels worldwide.

Our FCF, as a result of earnings and continued working capital management programs, will continue to be used to provide liquidity for Core’s future quarterly dividend program, as well as debt reductions. Moreover, the Company’s $400 million bank credit facility remains available as the Company continues to be, and expects to be going forward, in full compliance with terms and conditions of the facility. All operational guidance excludes any foreign currency translations, shares repurchased other than those already disclosed, any further restructuring or similar expenses, and assumes an effective tax rate of 14%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2016 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 21 April 2016.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2015 Form 10-K filed on 12 February 2016, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 Mar 2016	31 Dec 2015	31 Mar 2015	vs Q4-15	vs Q1-15
REVENUE	$153,647	$182,723	$213,643	(15.9)%	(28.1)%

OPERATING EXPENSES:
Costs of services and sales	112,814	124,709	144,274	(9.5)%	(21.8)%
General and administrative expenses	11,050	12,266	12,674	(9.9)%	(12.8)%
Depreciation and amortization	6,847	7,051	6,566	(2.9)%	4.3%
Other (income) expense, net	(4)	(798)	322	NM	NM
Severance and other charges	—	15,853	7,090	NM	NM
Total operating expenses	130,707	159,081	170,926	(17.8)%	(23.5)%

OPERATING INCOME	22,940	23,642	42,717	(3.0)%	(46.3)%
Interest expense	3,434	3,391	2,403	1.3%	42.9%
Income before income tax expense	19,506	20,251	40,314	(3.7)%	(51.6)%
Income tax expense	4,389	4,658	9,272	(5.8)%	(52.7)%
Net income	15,117	15,593	31,042	(3.1)%	(51.3)%
Net income attributable to non-controlling interest	35	176	(357)	NM	NM
Net income attributable to Core Laboratories N.V.	$15,082	$15,417	$31,399	(2.2)%	(52.0)%

Diluted Earnings Per Share:	$0.35	$0.36	$0.72	(2.8)%	(51.4)%

Weighted Avg Diluted Common Shares Outstanding	42,520	42,518	43,466	—%	(2.2)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$101,549	$114,759	$121,759	(11.5)%	(16.6)%
Production Enhancement	44,145	56,572	75,145	(22.0)%	(41.3)%
Reservoir Management	7,953	11,392	16,739	(30.2)%	(52.5)%
Total	$153,647	$182,723	$213,643	(15.9)%	(28.1)%

Operating income:
Reservoir Description	$18,220	$21,220	$28,530	(14.1)%	(36.1)%
Production Enhancement	4,141	(639)	9,923	(748.0)%	(58.3)%
Reservoir Management	487	3,541	3,866	(86.2)%	(87.4)%
Corporate and other	92	(480)	398	NM	NM
Total	$22,940	$23,642	$42,717	(3.0)%	(46.3)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)
(Unaudited)

ASSETS:			% Variance
	31 Mar 2016	31 Dec 2015	vs Q4-15
Cash and Cash Equivalents	$16,665	$22,494	(25.9)%
Accounts Receivable, net	122,496	145,689	(15.9)%
Inventory	41,702	40,906	1.9%
Other Current Assets	26,547	29,458	(9.9)%
Total Current Assets	207,410	238,547	(13.1)%

Property, Plant and Equipment, net	138,860	143,211	(3.0)%
Intangibles, Goodwill and Other Long Term Assets, net	240,980	243,500	(1.0)%
Total Assets	$587,250	$625,258	(6.1)%

LIABILITIES AND EQUITY:

Accounts Payable	$34,753	$33,474	3.8%
Other Current Liabilities	73,663	87,284	(15.6)%
Total Current Liabilities	108,416	120,758	(10.2)%

Long-Term Debt & Lease Obligations	407,112	430,987	(5.5)%
Other Long-Term Liabilities	99,704	97,212	2.6%

Total Equity	(27,982)	(23,699)	18.1%
Total Liabilities and Equity	$587,250	$625,258	(6.1)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 Mar 2016
CASH FLOWS FROM OPERATING ACTIVITIES	$46,097

CASH FLOWS FROM INVESTING ACTIVITIES	(3,018)

CASH FLOWS FROM FINANCING ACTIVITIES	(48,908)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,829)
CASH AND CASH EQUIVALENTS, beginning of period	22,494
CASH AND CASH EQUIVALENTS, end of period	$16,665

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables management, our investors and the public to more effectively evaluate the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a better understanding of the underlying operations' current period financial results on a more comparable basis to those reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in Core Lab's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	31 March 2016
	Operating Income	Net Income Attributable to Core Laboratories N.V.	Earnings Per Diluted Share
GAAP reported	$22,940	$15,082	$0.35
Foreign exchange losses	780	604	0.02
Excluding specific items	$23,720	$15,686	$0.37

	Three Months Ended
	31 December 2015
	Operating Income	Net Income Attributable to Core Laboratories N.V.	Earnings Per Diluted Share
GAAP reported	$23,642	$15,417	$0.36
Asset impairment and facility exit costs	4,871	3,751	0.09
Severance and other compensation charges	10,982	8,456	0.20
Foreign exchange losses	53	41	—
Excluding specific items	$39,548	$27,665	$0.65

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended 31 March 2016
	Reservoir Description	Production Enhancement	Reservoir Management	Corporate and Other
Operating income	$18,220	$4,141	$487	$92
Foreign exchange losses	448	318	50	$(36)
Operating income excluding specific items	$18,668	$4,459	$537	$56

	Three Months Ended 31 December 2015
	Reservoir Description	Production Enhancement	Reservoir Management	Corporate and Other
Operating income	$21,220	$(639)	$3,541	$(480)
Asset impairment and facility exit costs	—	4,871	—	$—
Severance and other compensation charges	7,863	3,003	116	$—
Foreign exchange losses	(475)	103	13	$412
Operating income excluding specific items	$28,608	$7,338	$3,670	$(68)

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
31 Mar 2016
Net cash provided by operating activities	$46,097
Capital expenditures	(2,858)
Free cash flow	$43,239

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